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                     [FORM OF CPS VOTING INSTRUCTIONS CARD]
                                                                   EXHIBIT 99(k)

                     CARSON PIRIE SCOTT & CO. SAVINGS PLAN

                     VOTING INSTRUCTIONS TO TRUSTEE FOR THE
     SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON FRIDAY, JANUARY 30, 1998

    As a participant in the Carson Pirie Scott & Co. Savings Plan, you have the right to give instructions to the Plan Trustee as to the voting of certain shares of Carson Pirie Scott & Co. ("CPS") stock allocated to your account at the Special Meeting of Shareholders to be held on Friday, January 30, 1998 at 10:00 a.m., Milwaukee time, in the Towne Hall at CPS's principal executive offices, 331 W. Wisconsin Avenue, 4th Floor, Milwaukee, Wisconsin 53203 or at any and all adjournments or postponements of the Special Meeting. In this regard, please indicate your voting choices on the reverse side of this card, sign and date it, and return this card promptly in the enclosed postage prepaid envelope. If your card is not received at least five days prior to the date of the Special Meeting, or if you do not return this card, your shares will not be voted, unless the Trustee is directed otherwise by the CPS Retirement Plan Committee.

                                                  YOUR VOTE IS IMPORTANT!

                                            PLEASE MARK, SIGN, AND DATE THIS
                                            VOTING INSTRUCTIONS CARD ON THE
                                            REVERSE SIDE AND RETURN IT PROMPTLY
                                            IN THE ACCOMPANYING ENVELOPE.

                                               (Continued and to be signed on
                                                       reverse side)
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                     CARSON PIRIE SCOTT & CO. SAVINGS PLAN
                         VOTING INSTRUCTIONS TO TRUSTEE

   PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.  / /

    The shares of CPS stock represented by this voting instruction card when properly executed will be voted in the manner described by the participant(s). To the extent that no direction is given when the properly executed voting instruction card is returned, such shares will be voted FOR proposal 1.

1. APPROVAL OF MERGER AGREEMENT: Approval of the Agreement and Plan of Merger, dated as of October 29, 1997, among CPS, Proffitt's, Inc. and LaSalle Merger Corporation.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

The Board of Directors of CPS recommends a vote FOR Proposal 1.

UNLESS YOU INDICATE OTHERWISE ON THIS VOTING INSTRUCTION CARD, THE TRUSTEE IS HEREBY AUTHORIZED TO VOTE, IN HIS DISCRETION, UPON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and of the Joint Proxy Statement/Prospectus.

                                             Dated:_______________________199___
                                             Signature(s):______________________
                                             ___________________________________
                                             Please sign exactly as your name
                                             appears on the other side of this
                                             voting instruction card. Joint
                                             owners should each sign personally.
                                             Where applicable, indicate your
                                             official position or representative
                                             capacity.

                            YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, AND DATE THIS VOTING INSTRUCTION CARD AND RETURN IT PROMPTLY
                         IN THE ACCOMPANYING ENVELOPE.